Exhibit 3.5

Execution Version

ASSIGNMENT OF PARTNERSHIP INTEREST

THIS ASSIGNMENT OF PARTNERSHIP INTEREST (this “Assignment”) is executed and delivered effective as of November 21, 2014, by Black Stone Natural Resources, L.L.C., a Delaware limited liability company (“Assignor”), to Black Stone Minerals GP, L.L.C., a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor is the sole general partner (the “General Partner”) of Black Stone Minerals, L.P. a Delaware limited partnership (the “Partnership”) and owns a non-economic general partner interest in the Partnership (the “GP Interest”);

WHEREAS, capitalized terms not otherwise defined herein shall have their respective meanings ascribed thereto in the Agreement of Limited Partnership of the Partnership, dated as of September 16, 2014 (the “Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee, and Assignee desires to acquire from Assignor, the GP Interest and simultaneously with such transfer, Assignee desires to be admitted to the Partnership as the General Partner and the Parties hereto desire to continue the Partnership without dissolution.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, notwithstanding any provision in the Agreement to the contrary, Assignor hereby sells, transfers, conveys, assigns and delivers to Assignee, all right, title and interest in and to the GP Interest.

TO HAVE AND TO HOLD unto Assignee and his successors and assigns forever the GP Interest, together with, all and singular, the rights and appurtenances thereto in any way belonging to Assignor.

Assignor shall execute and deliver from time to time hereafter, upon the Partnership’s or Assignee’s written request, all such further documents and instruments and shall do and perform all such acts as may be reasonably necessary to give full effect to the intent of the this Assignment.

Assignee hereby (i) agrees to be bound by all the terms and provisions of the Agreement as the General Partner and (ii) represents that the assignment of the GP Interest was made in accordance with all applicable securities laws and regulations (including suitability standards).

Simultaneously with the assignment described above, notwithstanding any provision in the Agreement to the contrary, Assignor shall cease to be the General Partner, and Assignee shall be admitted as the General Partner and the Partnership shall be continued without dissolution.

This Assignment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to its choice of law principles.

This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

This Assignment shall bind, and inure to the benefit of, Assignor and Assignee and their respective successors and assigns.

Notwithstanding any provision in the Agreement to the contrary, the Agreement is hereby amended to reflect the foregoing. In furtherance of the foregoing, each reference in the Agreement to “Black Stone Natural Resources, L.L.C.” is hereby amended to be a reference to “Black Stone Minerals GP, L.L.C.” Except as hereby amended, the Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment effective as of the date first set forth above.

ASSIGNOR:

BLACK STONE NATURAL RESOURCES, L.L.C.

By:	/s/ Steve Putman
Name:	Steve Putman
Title:	Senior Vice President, General Counsel
and Secretary

ASSIGNEE:

BLACK STONE MINERALS GP, L.L.C.

By:	/s/ Steve Putman
Name:	Steve Putman
Title:	Senior Vice President, General Counsel and Secretary

Accepted and Approved: Black Stone Minerals Company, L.P.

By:	Black Stone Natural Resources, L.L.C.
Its:	General Partner

By:	/s/ Steve Putman
Name:	Steve Putman
Title:	Senior Vice President, General Counsel
and Secretary